Exhibit 99.1

Contacts:

Peter Garcia	Jennifer Williams

PDL BioPharma, Inc.	Cook Williams Communications, Inc.

775-832-8500	360-668-3701

peter.parcia@pdl.com	jennifer@cwcomm.org

Dr. Samuel Saks Joins PDL BioPharma’s Board of Directors

INCLINE VILLAGE, Nev., September 16, 2015 -- PDL BioPharma, Inc. (“PDL”) (NASDAQ: PDLI) today announced that Samuel R. Saks, M.D. has been appointed to the company’s board of directors. Dr. Saks serves as a board member for several biotechnology and pharmaceutical companies.

Dr. Saks brings over 35 years of biotechnology management experience to PDL. He is a board certified oncologist who most recently served as chief development officer for Auspex Pharmaceuticals, Inc., (“Auspex”) a position he held from 2013 until it was acquired by Teva Pharmaceuticals Industries, Ltd. in May 2015. He has also served as a board member for Auspex from 2009 to 2015. Prior to Auspex, Dr. Saks was a co-founder of Jazz Pharmaceuticals plc, where he was chief executive officer for six years. Before that, Dr. Saks served as company group chairman of ALZA Corp. (“ALZA”), and then participated as a member of the Johnson & Johnson Pharmaceutical Group Operating Committee upon the merger of J&J and ALZA. Prior to that, Dr. Saks held various positions with ALZA, most recently as its group vice president. Prior to ALZA, Dr. Saks held clinical research and development management positions with Schering-Plough Corporation, Xoma Corp. and Genentech, Inc. Dr. Saks currently serves on the boards of directors of TONIX Pharmaceuticals Holding Corp. and Depomed, Inc., both of which are publicly-traded pharmaceutical companies, as well as private companies Bullet Biotechnology, Inc., Velocity Pharmaceutical Development, LLC., and NuMedii Inc. Dr. Saks holds a B.S. in Biology and an M.D. from the University of Illinois.

“Sam is a strong addition to our board, as his breadth of management and product development experience will benefit us as we continuously evaluate products to add to our growing portfolio of income generating assets,” stated John P. McLaughlin, president and chief executive officer of PDL BioPharma. “We have completed over 14 transactions and committed over one billion dollars since launching our initiative to build a portfolio of income generating assets. We have demonstrated a commitment to creating value for shareholders as evidenced by the payment of quarterly dividends for seven consecutive years.”

About PDL BioPharma, Inc.

PDL manages a portfolio of patents and royalty assets, consisting of its Queen et al. patents, license agreements with various biotechnology and pharmaceutical companies, and royalty and other assets acquired. To acquire new income generating assets, PDL provides non-dilutive growth capital and financing solutions to late-stage public and private healthcare companies and offers immediate financial monetization of royalty streams to companies, academic institutions, and inventors. PDL has invested approximately $830 million to date. PDL evaluates its investments based on the quality of the income generating assets and potential returns on investment. PDL is currently focused on intellectual property asset management, acquiring new income generating assets and maximizing value for its shareholders. PDL was founded in 1986 and is headquartered in Incline Village, Nevada.

For more information, please visit www.pdl.com.

PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.